Prospectus Supplement                          Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated December 29, 1999)              Registration No. 333-91349


                                Johnson & Johnson

                                 792,660 Shares
                                  Common Stock

                                   $61,107,000
                                   Guarantees

     This prospectus supplement contains information about the persons who can use this prospectus supplement to offer and sell shares of Johnson & Johnson's common stock those persons own and, together with Centocor's 4 3/4% Convertible Subordinated Debentures due 2005 those persons own, Johnson & Johnson's guarantees those persons own of those debentures.

                             SELLING SECURITYHOLDERS

     The information set forth in the table under the caption "Selling Securityholders" in the Johnson & Johnson prospectus dated December 29, 1999, relating to Johnson & Johnson common stock and Johnson & Johnson guarantees, as supplemented on March 24, 2000, April 17, 2000, May 5, 2000, August 1 and 16, 2000, is supplemented to add the following:



                                           Common Stock                                     Guarantees
                                           ------------                                     -----------
                                                        Number of         Principal                                Principal
                                     Shares              Shares            Amount          Percentage of            Amount
        Name of Selling           Beneficially       Registered for     Beneficially        Outstanding        Registered for
      Securityholder (1)            Owned (2)        Sale Hereby(3)       Owned($)          Guarantees         Sale Hereby($)
      ------------------          ------------       --------------     ------------       -------------       ---------------
     Maurice Van Besien               259                 259              20,000                *                  20,000

---------------



(1)  The information set forth herein is as of December 13, 2000.

(2) Assumes conversion of the full amount of the unrestricted and restricted Centocor debentures held by such holder at the conversion price in effect as of December 13, 2000 of $77.091 per share of Johnson & Johnson common stock. Fractional shares will not be issued upon conversion of the Centocor debentures; cash will be paid in lieu of any fractional shares.

(3) Assumes conversion of the full amount of the restricted Centocor debentures held by such holder at the conversion price in effect as of December 13, 2000 of $77.091 per share of Johnson & Johnson common stock. Fractional shares will not be issued upon conversion of the Centocor debentures; cash will be paid in lieu of any fractional shares. This prospectus also covers any additional shares of Johnson & Johnson common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Johnson & Johnson common stock.

* Represents beneficial ownership of less than 1% of the aggregate principal amount of Johnson & Johnson guarantees outstanding as of December 13, 2000.

             The date of this prospectus is December 13, 2000.